Exhibit 10.3

PERFORMANCE STOCK UNIT AGREEMENT

PURSUANT TO THE

BOISE CASCADE COMPANY 2013 INCENTIVE COMPENSATION PLAN

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[GRANT #          ]

Participant:	[ ]

Grant Date:	[ ]

Target Number of Performance Stock Units (the “Target PSUs”):                      [                        ]

Maximum Number of Shares of Common Stock that may be issued pursuant to this Agreement (the “Maximum Shares”):                [                        ]

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THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Boise Cascade Company, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Boise Cascade Company 2013 Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant to the Participant a Performance Award under the Plan in the form of Performance Stock Units (“PSUs”), providing for the Participant’s contingent right to receive Common Stock of the Company subject to the satisfaction of the terms and conditions and provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.             Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.             Grant of Performance Stock Unit Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the maximum number of PSUs specified above.  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.             Vesting.  The PSUs subject to this Award shall be subject to both a time-based vesting condition (the “Time-Based Condition”) and a performance-based vesting condition (the “Performance Condition”), as described herein.  None of the PSUs (or any portion thereof) shall be “vested” for purposes of this Agreement unless and until both the Time-Based Condition and the Performance Condition for such PSUs are satisfied.  Once “vested” the PSUs shall be settled in Common Stock as provided in Section 4.

(a)           Performance Condition.  The Performance Condition shall be satisfied as to the number of Target PSUs based upon the Company’s achievement of varying levels of EBITDA for the calendar year performance period beginning on January 1, 2013 and ending on December 31, 2013 (the “Performance Period”), determined in accordance with the schedule below and subject to the Participant’s continued employment (except as provided in Section 3(a)(iv)) through the end of the Performance Period.  Following the end of the Performance Period, but in no event later than March 15, 2014, the Committee shall determine the extent to which the Performance Condition has been achieved.  The number of PSUs for which the Performance Condition is achieved in accordance with this Section 3(a) is referred to herein as the “Earned PSUs”.

Level of Performance	2013 EBITDA	Percentage of Target PSUs that become Earned PSUs
Maximum	[REDACTED]	200% (the Maximum Shares)
Target	[REDACTED]	100%
Threshold	[REDACTED]	50%

(i)            To the extent that actual EBITDA for the Performance Period is between the Threshold level and the Target level or between the Target level and the Maximum level, the number of PSUs to become Earned PSUs hereunder shall be determined on a pro rata basis using straight line interpolation; provided that none of the PSUs shall become Earned PSUs if the actual EBITDA for the Performance Period is less than the Threshold level of performance set forth in the schedule above; and provided, further, that the maximum number of PSUs that may become Earned PSUs shall not exceed the number of PSUs set forth in the schedule above corresponding to the Maximum level of performance.

(ii)           For purposes of this Agreement, “EBITDA” shall have the meaning provided in Exhibit A.

(iii)          Change in Control.  If a Change in Control occurs during the Performance Period, then the number of PSUs that become Earned PSUs shall equal the number of Target PSUs multiplied by a fraction, the numerator of which is the number of days on and after January 1, 2013 occurring prior to the date of the Change in Control and the denominator of which is the total number of days in the Performance Period; provided however that this Section 3(a)(iii) shall not apply in the event that the PSUs are replaced by an equivalent replacement award providing for accelerated vesting in connection with the Participant’s Termination following the Change in Control, as determined by the Committee in its sole discretion.

(iv)          Certain Terminations.  In the event of a Participant’s Termination during the Performance Period due to the Participant’s death, Disability or Retirement (a “Qualifying Termination”), then the PSUs shall remain outstanding and shall have the opportunity to satisfy the Performance Condition in accordance with this Section 3(a); provided that the number of PSUs that become Earned PSUs under this Section 3(a)(iv) shall equal the number of Earned PSUs determined in accordance with Section 3(a) (without regard to this Section 3(a)(iv)) multiplied by a fraction, the numerator of which is the number of days on and after January 1, 2013 occurring prior to the date of the Qualifying Termination and the denominator of which is the total number of days in the Performance Period.  In the event of a Participant’s Termination during the Performance Period for any other reason, the PSUs granted hereunder shall be immediately forfeited upon such Termination and the Participant shall have no further rights hereunder.  For purposes of this Agreement, “Retirement” means the Participant’s termination of employment after attaining age 62 and completing at least 15 years of employment with the Company and its predecessors, or after age 65 regardless of length of employment.

(b)           Time-Based Condition.  To the extent that Earned PSUs satisfy the Performance Condition in accordance with Section 3(a), such tentatively vested Earned PSUs shall satisfy the Time-Based Condition and become unrestricted and fully vested as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vesting Date	Number of Earned PSUs satisfying Time- Based Condition
December 31, 2013	33 1/3% of the Earned PSUs

December 31, 2014	33 1/3% of the Earned PSUs
December 31, 2015	33 1/3% of the Earned PSUs

(i)            There shall be no proportionate or partial satisfaction of the Time-Based Condition in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, provided that the Participant has not incurred a Termination prior to each such vesting date.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Time-Based Condition on the Earned PSUs following the Performance Period at any time and for any reason.

(ii)           Change in Control.  In the event of a Change in Control, the Time-Based Condition shall be satisfied for all Earned PSUs so long as the Participant has not incurred a Termination prior to such Change in Control; provided however that this Section 3(b)(ii) shall not apply in the event that the PSUs are replaced by an equivalent replacement award providing for accelerated vesting in connection with the Participant’s Termination following the Change in Control, as determined by the Committee in its sole discretion.

(iii)          Certain Terminations.  In the event of a Qualifying Termination, the Time-Based Condition shall be satisfied for all Earned PSUs.

(iv)          Retirement Eligibility.  In the event that the Participant reaches a Retirement-eligible age and combined term of service (as applicable), then the Time-Based Condition shall be deemed satisfied for all Earned PSUs, not withstanding that the Participant has not had a Termination as of such time.

(c)           Vested PSU.  All or any portion of the PSUs granted hereunder that have satisfied both the Time-Based Condition and the Performance Condition are referred to herein as “Vested PSUs”.

(d)           Forfeiture.  Except as otherwise provided herein, all PSUs for which both the Time-Based Condition and the Performance Condition have not been satisfied prior to a Participant’s Termination for any reason (after taking into account any accelerated vesting on account of such Termination as provided in this Agreement) shall be immediately forfeited upon such Termination and the Participant shall have no further rights to such PSUs hereunder.

4.             Delivery of Shares.

(a)           General.  Subject to the provisions of Section 4(b), within sixty (60) days following the date that a PSU granted hereunder becomes a Vested PSU, the Participant shall receive the number of shares of Common Stock that correspond to the number of PSUs that have become Vested PSUs on such date; provided, however, that the portion of the Earned PSUs that are deemed to have satisfied the first tranche of the Time-Based

Condition shall not be vested and deliverable until the Committee’s final determination of the Performance Condition and the number of Earned PSUs in accordance with Section 4(a), and in no event later than March 15, 2014; provided further that in no event shall any Vested PSU be settled later than March 15 of the calendar year following the calendar year in which such Vested PSU is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Code.

(b)           Blackout Periods.  If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) March 15 of the calendar year following the calendar year in which such Vested PSU is no longer subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Code.

5.             Dividends; Rights as Stockholder.  Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the Vested PSUs (if any) are delivered to the Participant in accordance with the provisions hereof.  Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such stock dividends shall be paid in shares of Common Stock at the same time that the shares of Common Stock underlying the Vested PSUs (if any) are delivered to the Participant in accordance with the provisions hereof.  Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares.

6.             Non-Transferability.  No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

7.             Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.             Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  Any minimum statutorily required withholding obligation with regard to the Participant shall be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.

9.             Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.

10.          Securities Representations.  This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant hereby acknowledges, represents and warrants that:

(a)           The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b)           If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

(c)           If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11.          Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12.          Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General

Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13.          No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

14.          Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

15.          Compliance with Laws.  The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto.  The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements.  As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

16.          Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

17.          Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19.          Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

20.          Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

21.          Acquired Rights.  The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

22.          Clawback.  The rights contained in this Agreement shall be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Participant, or (ii) any right or obligation that the Company may have regarding the clawback of incentive-based compensation under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BOISE CASCADE COMPANY

By:

Name:

Title:

PARTICIPANT

Name:

Signature Page to Performance Stock Unit Agreement

EBITDA

“EBITDA” for any period means, as determined by the Committee in its good faith sole discretion, the sum of the Company’s consolidated net income, plus the following, without duplication, to the extent deducted in calculating such consolidated net income, with such additional adjustments as provided below in the section entitled “Further Adjustments”:

(1)           provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations);

(2)           consolidated interest expense;

(3)           depreciation, depletion and amortization expense (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4)           any management fees paid to Madison Dearborn Partners, LLC and/or its affiliates in such period, not to exceed $2.0 million for any four-quarter period;

(5)           any fees, costs, charges and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, investment, asset disposition, issuance or repayment of indebtedness, issuance of capital stock, refinancing transaction or amendment or modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(6) (A) all other non-cash charges (in each case excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less (B) all non-cash items of income (in each case other than accruals of revenue in the ordinary course of business and other than reversals (to the extent made without any payment in cash) of reserves previously excluded from clause (A));

(7)           the amount of any integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities;

(8)           the amount of (i) net cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of Committee) and that are expected to be realized within 12 months of the date thereof in connection with future acquisitions and cost saving, restructuring and other similar initiatives (which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable, (ii) salary, benefit and other direct savings resulting from workforce reductions by the Company implemented during or reasonably expected (in the good faith determination of the Company) to be implemented within the 12 months following such period and (iii) severance or relocation costs or expenses of the Company during such period; and

(9)           any proceeds from business interruption, casualty or liability insurance during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing consolidated net income and to the extent actually reimbursed (and not otherwise included in arriving at consolidated net income), and any expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition or merger involving the Company or any of its subsidiaries;

in each case for such period; provided that the aggregate amount of such increases to EBITDA pursuant to clauses (7) and (8) above for any period shall not exceed the greater of $10.0 million or 10% of EBITDA for such period (calculated without giving effect to any adjustment pursuant to clauses (7) and (8)).  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a subsidiary shall be added to consolidated net income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such subsidiary was included in calculating consolidated net income for any purpose.

Further Adjustments

(1)           if since the beginning of such period Company or any of its subsidiaries shall have made any asset disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such asset disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and consolidated interest expense for such period shall be reduced by an amount equal to the consolidated interest expense directly attributable to any indebtedness of the Company or any of its subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to Company or such subsidiary in connection with such asset disposition for such period (or, if the capital stock of any subsidiary is sold, the consolidated interest expense for such period directly attributable to the indebtedness of such subsidiary to the extent Company and its subsidiaries are no longer liable for such indebtedness after such sale);

(2)           if since the beginning of such period the Company or any of its subsidiaries (by merger or otherwise) shall have made an investment in any subsidiary (or any Person which becomes a subsidiary) or an acquisition of assets that constitutes all or substantially all of an operating unit of a business, EBITDA and consolidated interest expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any indebtedness) as if such investment or acquisition had occurred on the first day of such period;

(3)           if since the beginning of such period any person or entity (that subsequently became a subsidiary or was merged with or into the Company or any subsidiary since the beginning of such period) shall have made any asset disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a subsidiary during such period, EBITDA and consolidated interest expense for such period shall be calculated after giving pro forma effect thereto as if such asset disposition, investment or acquisition had occurred on the first day of such period;

(4)           the EBITDA and consolidated interest expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded.